Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 4, 2019, with respect to the combined statement of assets acquired and liabilities assumed of 1st Choice Aerospace Inc. (a Florida corporation) and 1st Choice Aerospace, Inc. (an Ohio corporation) as of December 31, 2018 included in the Current Report on Form 8-K/A of VSE Corporation dated April 4, 2019. We consent to the incorporation by reference of said report in the Registration Statements of VSE Corporation on Forms S-8 (File No. 333-195802, File No. 333-195803, and File No. 333-134285).

/s/ Grant Thornton LLP

Arlington, Virginia
April 4, 2019